UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014
Kraft Foods Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-35491

Virginia	36-3083135
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753
(Address of principal executive offices, including zip code)

(847) 646-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2014, we announced that our Board of Directors has named John T. Cahill, Chairman of our Board of Directors, to the position of Chief Executive Officer, effective December 28, 2014. Mr. Cahill will succeed W. Anthony Vernon, who has informed the Board of his intention to retire as Chief Executive Officer. Mr. Vernon will remain an employee of the Company as Senior Advisor through March 31, 2015 and a Director until our 2015 Annual Meeting of Shareholders. Mr. Cahill will continue to serve as our Chairman.

Mr. Cahill, age 57, has been serving as our non-executive Chairman since March 8, 2014. Prior to that, he served as our Executive Chairman since October 1, 2012. He joined Mondelēz International, Inc. (formerly Kraft Foods Inc.) on January 2, 2012 as the Executive Chairman Designate, North American Grocery, and served in that capacity until October 2012. Prior to that, Mr. Cahill served as an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill held various roles at The Pepsi Bottling Group, Inc., a beverage manufacturing company, including as Chief Financial Officer and head of International Operations, then as Chief Executive Officer from 2001 to 2003, as Chairman and Chief Executive Officer from 2003 to 2006 and as Executive Chairman from 2006 to 2007. Prior to that, Mr. Cahill held various leadership positions at PepsiCo Inc., a food and beverage company, from 1989 to 1998, including serving as Chief Financial Officer for both Kentucky Fried Chicken and Pepsi-Cola North America and Senior Vice President and Treasurer of PepsiCo Inc. Mr. Cahill is the lead director of American Airlines Group, Inc. and also a director of Colgate-Palmolive Company.

In connection with Mr. Cahill’s appointment as Chief Executive Officer, the Compensation Committee of our Board of Directors approved the terms of his compensation including, annual base salary of $1,100,000, target annual cash incentive of 160% of base salary and annual long-term incentive target of $6,640,000. In addition, under the terms of Mr. Cahill’s offer letter, Mr. Cahill is eligible to receive severance benefits, including 24 months of salary continuation, in the event he is terminated by Kraft without cause.

Mr. Cahill was not selected pursuant to any arrangement or understanding between him and any other person. Mr. Cahill has no family relationships with any of our directors or executive officers. There have been no related person transactions between Kraft and Mr. Cahill reportable under Item 404(a) of Regulation S-K.

As discussed above, Mr. Vernon will remain an employee of Kraft through March 31, 2015. In connection with his retirement, on December 18, 2014, we entered into a retirement agreement and general release with Mr. Vernon pursuant to which he agrees to a general release of claims with respect to Kraft and will be subject to non-compete, non-solicitation and confidentiality provisions. The non-compete and non-solicitation restrictions will be in force until March 31, 2017. Pursuant to the terms of the agreement and consistent with existing arrangements between Mr. Vernon and Kraft, Mr. Vernon will receive separation benefits, including continued base salary for 24 months post-separation and his 2014 annual cash incentive award, payable based on actual 2014 performance. Mr. Vernon will also receive a prorated portion of his Kraft and Mondelēz International, Inc. restricted stock, restricted stock units and performance shares based on full years of service completed during the vesting period or performance cycle, as applicable. The performance shares will vest and be paid based on actual performance through the end of the respective performance cycles, as determined by our Compensation Committee. In addition, Mr. Vernon’s unvested stock options will continue to vest on their original vesting dates, and he will have the remainder of the option term to exercise his options. Our Compensation Committee approved the terms of this agreement.

A copy of our press release, dated December 18, 2014, announcing the executive transition is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) The following exhibit is filed with this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Kraft Foods Group, Inc. Press Release, dated December 18, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Group, Inc.

Date: December 19, 2014	By:	/s/ Kim K. W. Rucker
Kim K. W. Rucker
Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary